Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

S-1
(Form Type)

A SPAC I Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Previously paid.	Equity	Units, with each unit consisting of	Other	6,900,000	$10.00	$69,000,000	$92.70 per million	$6,396.30
Previously paid.	Equity	One Class A ordinary share, no par value per share	Other	6,900,000	—	—	—	—
Previously paid.	Other	Warrants included as part of units	457(g)	5,175,000	—	—	—	—
Previously paid.	Other	Rights included as part of units	457(g)	6,900,000	—	—	—	—
Previously paid.	Equity	Class A ordinary shares underlying the Rights included as part of the Units	Other	345,000	$10.00	$3,450,000	$92.70 per million	$319.82
Previously paid.	Equity	Representative’s ordinary shares	Other	69,000	$10.00	$690,000	—	$63.96

	Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts	$73,140,000.00
	Total Fees Previously Paid	$6,780.10
	Total Fee Offsets
	Net Fee Due

1